Exhibit (h)(10)

                   NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
                                605 Third Avenue
                          New York, New York 10158-0180

May 1, 2000

Neuberger Berman Management Inc.
605 Third Avenue, 2nd Floor
New York, New York  10158-0180

Dear Ladies and Gentlemen:

      Balanced Portfolio, Growth Portfolio, Limited Maturity Bond Portfolio, Liquid Asset Portfolio, and Partners Portfolio (each a "Portfolio", and collectively, the "Portfolios") are each a series of Neuberger Berman Advisers Management Trust, a Delaware business trust ("Trust").

      You hereby agree during the period from May 1, 2000 through April 30, 2001 ("Limitation Period"), to pay each Portfolio's operating expenses (excluding compensation to you (with respect to all Portfolios except Liquid Asset Portfolio), interest, taxes, brokerage commissions, and extraordinary expenses of the Portfolio) ("Operating Expenses") which exceed, in the aggregate, the rate of 1.00% per annum of the Portfolio's average daily net assets.

      The Trust agrees to furnish or otherwise make available to you such copies of its financial statements, reports, and other information relating to its business and affairs as you may, at any time or from time to time, reasonably request in connection with this agreement.

      This agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York. Any amendment to this agreement shall be in writing signed by the parties hereto.

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      If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                        Very truly yours,

                                        NEUBERGER BERMAN ADVISERS
                                        MANAGEMENT TRUST
                                        on behalf of the Balanced Portfolio,
                                        Growth Portfolio, Limited Maturity Bond
                                        Portfolio, Liquid Asset Portfolio,
                                        and Partners Portfolio


                                        By:_________________________________

                                        Title:______________________________

The foregoing agreement is hereby
accepted as of May 1, 2000

NEUBERGER BERMAN MANAGEMENT INC.


By:_________________________________

Title:______________________________